Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CONSONUS TECHNOLOGIES, INC.

Consonus Technologies, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Corporation”) pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.             The name of the Corporation is Consonus Technologies, Inc.

2.             In accordance with the provisions of Sections 141 and 242 of the DGCL, the Board of Directors of the Corporation duly adopted resolutions setting forth the following amendments (the “Amendments”) to the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), declaring the Amendments to be advisable.

3.             The Amendments set forth below were duly adopted by written consent of the required number of shares of outstanding capital stock of the Corporation in accordance with the provisions of Sections 228 and 242 of the DGCL.  Prompt written notice of the adoption of the Amendments has been given or will be given to those stockholders whose consent has not been obtained, in accordance with Section 228 of the DGCL.

4.             The Corporation’s Certificate of Incorporation is hereby amended by deleting Section A of Article FOURTH thereof and inserting in lieu thereof the following new Section A of Article FOURTH as follows:

A.  Authorized Capital Stock.  The total number of shares that the Corporation shall have authority to issue is 23,333,333, of which 13,333,333 shall be designated as Common Stock, par value $0.0000015 per share, and 10,000,000 shall be designated as Preferred Stock, par value $0.000001 per share.

Effective upon the filing of this Certificate of Amendment, each outstanding share of the Corporation’s Common Stock shall be converted and reconstituted into .6667 shares of the Corporation’s Common Stock, par value $0.0000015 per share, provided, however, that the Corporation shall issue no fractional shares of Common Stock, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of such fractional share.

5.             The Corporation’s Certificate of Incorporation is further amended by replacing reference to “par value $0.000001” with reference to “par value $0.0000015” in Section C(iv) of Article FOURTH.

6.             All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, Consonus Technologies, Inc. has caused this Certificate of Amendment to be executed by the undersigned officer, on this the 8th day of January 2008.

CONSONUS TECHNOLOGIES, INC.

By:	/s/ Michael G. Shook
Michael G. Shook, CEO